Putnam Europe Equity Fund, June 30, 2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		3,962
Class B		72
Class C		302
Class M		54

72DD2 (000s omitted)

Class R		8
Class Y		1,272

73A1

Class A		0.611
Class B		0.437
Class C		0.411
Class M		0.497

73A2

Class R		0.565
Class Y		0.681

73C1

Class A		0.014
Class B		0.010
Class C		0.010
Class M		0.012

73C2

Class R		0.013
Class Y		0.016


74U1 (000s omitted)

Class A		5,764
Class B		154
Class C		676
Class M		101

74U2 (000s omitted)

Class R		15
Class Y		1,754

74V1

Class A		25.96
Class B		24.77
Class C		25.23
Class M		25.69

74V2

Class R		25.66
Class Y		26.07

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.